UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 26, 2021

STAAR Surgical Company

(Exact Name of Registrant as Specified in Charter)

Delaware	0-11634	95-3797439
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25651 Atlantic Ocean Drive Lake Forest, California		92630
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 626-303-7902

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	STAA	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1 933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 21, 2021, the Board of Directors of STAAR Surgical Company appointed Dr. Elizabeth Yeu, 43, and Dr. K. Peony Yu, 58, to serve as directors.  The Board of Directors increased the size of the Board from six to eight members. Dr. Yeu and Dr. Yu will each receive the standard director compensation for a director, pro-rated for the remaining portion of the 2020-2021 term.

Dr. Yeu, has been a Partner at Virginia Eye Consultants since 2014. She also currently serves as Secretary and a member of the Executive Committee of the American Society of Cataract and Refractive Surgery (ASCRS). Dr. Yeu is a nationally recognized ophthalmologist and educator. She has authored hundreds of articles and is a frequent lecturer in the areas of refractive cataract surgery, anterior segment reconstruction, ocular surface disease management and surgical management of astigmatism. Dr. Yeu earned her medical degree through an accelerated and combined undergraduate/medical school program at the University of Florida College of Medicine. Dr. Yeu completed her residency at Rush University Medical Center and fellowship in cornea, anterior segment and refractive surgery at Baylor College of Medicine.

Dr. Yu brings more than 25 years of biomedical leadership, patient care, and medical device development experience with expertise in clinical and regulatory process, and with multiple prior successful product approvals for patients in multiple global regions, including US, Europe, China, Japan, and others. Dr, Yu served as Chief Medical Officer, FibroGen Inc., a publicly-traded biopharmaceutical company until December 2020. She initially joined FibroGen in 2008 as Vice President, Clinical Development. Prior to joining FibroGen, Dr. Yu served as Vice President of Clinical Research at Anesiva Inc, following roles of increasing responsibilities in Clinical Development at ALZA Corporation, Johnson & Johnson; Pain Therapeutics Inc. (now Cassava Sciences Inc); and Elan Corporation plc (now Perrigo Company plc). Earlier in her career, Dr. Yu was Head of the Department of Physical Medicine & Rehabilitation at the Palo Alto Medical Foundation. Dr. Yu received a B.S. in Chemical Engineering from University of California, Davis, and an M.D. from the UC Davis School of Medicine. She completed her residency training at Stanford University School of Medicine.

The Company also reported today that Mr. John Moore, 77, who has served as a member of the Board of Directors since 2008, has chosen to retire from the Board of Directors when his current term expires, effective at STAAR’s 2021 Annual Shareholders Meeting. After these announcements, there are currently eight members of the Board and it will decrease to seven members after the 2021 Annual Shareholders Meeting.

The Nominating and Governance Committee has not yet assigned committee memberships for Dr. Yeu and Dr. Yu. The appointments of Dr. Yeu and Dr. Yu to the Board were not the result of any arrangement or understanding between Dr. Yeu or Dr. Yu and any other person or entity. There are no related person transactions between Dr. Yeu or Dr. Yu nor any member of either of their immediate families, and the Company or any of its subsidiaries.

The information furnished herewith pursuant to Item 5.02 of this Current Report, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information in Item 5.02 of this Current Report shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date of this Current Report, regardless of any general incorporation language in the filing.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press release of the Company dated January 26, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAAR Surgical Company

January 26, 2021	By:	/s/ Caren Mason
Caren Mason
President and Chief Executive Officer